DATE:     January 29, 1998

CONTACT:  Louis L. Massaro, Chief Financial Officer, 716-777-7940
          Kirsten J. Sullivan, 716-777-6179 (investors)
          Randal A. Simonetti 716-777-5886  (media)

SUMMARY:  FRONTIER CORPORATION REPORTS FOURTH QUARTER AND YEAR-
          END OPERATING RESULTS; EPS FROM RECURRING OPERATIONS WAS $0.24 IN THE FOURTH QUARTER AND $0.97 FOR THE YEAR

          FOURTH QUARTER RESULTS SHOW GROWTH IN CORE BUSINESS

Fourth Quarter Highlights
-------------------------
Consolidated: Revenue $593.2 million; Operating income before other charges $72.1 million; Normalized net income $40.2 million; Normalized earnings per share $0.24

Long Distance: Revenue $412.8 million; Operating income before other charges $12.4 million; Normalized operating margin 3.0 percent; 2.84 billion network minutes

Local: Revenue $170.0 million; Operating income before other charges $63.0 million; Normalized operating margin 37.1 percent; 998,500 access lines


Rochester, New York - January 29, 1998 -- Frontier Corporation (NYSE: FRO) today reported financial and operating results for the fourth quarter and the 1997 fiscal year. On October 14, 1997, the company announced its new operating strategy to improve the financial performance of the company. Frontier's operational results in the fourth quarter clearly reflect the implementation of the initial phases of that strategy and marks the first quarter in 1997 to show year-over-year revenue growth.

"Although we cannot discount our performance for the year, we are pleased with the progress we have made over the last few months," stated Joseph P. Clayton, president and Chief Executive Officer. "The actions that we started in the fourth quarter have already made a difference. We'll continue to move aggressively with the goal of achieving significant financial improvements throughout 1998."

Consolidated Results
--------------------
Revenue for the full year was $2.4 billion, compared to $2.6 billion for the full year of 1996. Excluding the impact of the previously announced non-recurring items and one-time charges, consolidated operating income in 1997 was $291.9 million. Frontier reported 1997 diluted earnings per common share from normal operations of $0.97; compared to $1.50 reported from operations in 1996. Including all non-recurring charges, the company reported diluted earnings per common share of $0.33 and consolidated net income of $54.6 million, compared to $1.27 and $209.9, respectively in 1996.

In the fourth quarter of 1997, Frontier reported revenue of $593.2 million versus $581.1 million reported in the year-ago quarter. Operating income excluding the one-time charge for the quarter was $72.1 million.

Adjusting for one-time events, net income in the quarter was $40.2 million with both diluted and basic earnings per share of $0.24 for the fourth quarter in 1997, compared to $50.3 million and $0.30 respectively, that was reported from recurring operations in the prior year. As previously announced, Frontier recorded a one-time charge in the fourth quarter of $55 million after taxes, or $0.33 per share, related to a force reduction, program cancellations, the exiting of certain product lines and miscellaneous asset impairments. Reported results for the fourth quarter of 1996 included a one-time, post-tax charge of $40.5 million, or $0.24 per share, primarily related to the curtailment of certain company pension plans and unrecoverable product development costs from its conference calling business unit.

Long Distance Communication Services
------------------------------------
Frontier's long distance communication services business reported net revenue of $412.8 million, a 1.1 percent increase from the fourth quarter of 1996. Normalizing both years for the sale of the company's prepaid calling card division, the expected decline of its casual calling program and the loss of the Excel "one-plus" business, growth in Frontier's core business reached 8.3 percent. Operating income was $12.4 million; operating margin was 3.0 percent.

"This quarter's growth in our core business is evidence of our renewed focus. We must further accelerate our growth by continuing to add to our product mix," Clayton commented. On January 15, the company announced its intention to acquire GlobalCenter, a leader in digital distribution, Internet and data products. Frontier will issue up to 7.3 million shares of common stock for all the outstanding shares of GlobalCenter. "We've taken a giant leap into the exploding world of data with the acquisition of GlobalCenter. We'll leverage our network and distribution channels with GlobalCenter's ingenuity and expertise to create a one-of-a-kind combination that will benefit both our customers and our shareholders. To take full advantage of the potential we're creating, we are moving to finalize this transaction in the first quarter."

Long Distance Highlights
------------------------
Increased CLEC access lines in service by nearly 14 percent to more than 100,000.

Installed integrated services switches in Boston and Minneapolis to expand the company's facilities-based CLEC operation to three regions.

Continued progress on the 24-strand, SONET-based fiber optic network; the company is now carrying traffic on nearly 25 percent of the Frontier network.

Began to accelerate customer migration to the Unified Billing System; 20% of the total number of customers that were on other platforms are now moved.

Announced the sale of the Company's Minnesota wireless property, which is expected to close in the second quarter of 1998.

Began to phase down BudgetCall, the Company's residential casual calling product.

Sold the retail portion of the prepaid calling card division to SmarTalk; initiated a wholesale agreement with SmarTalk to carry a significant portion of its business on the Frontier network.

Eliminated approximately 700 redundant positions to streamline the organization.

Local Communication Services
----------------------------
Frontier's local telephone operations continued its strong operating performance in the fourth quarter of 1997. Overall revenue increased 4.7 percent, to $170.0 million. Operating income, excluding non-recurring charges, for the segment was $63.0 million, a 10.8 percent improvement over the $56.9 million reported in the fourth quarter of 1996. Normalized operating margin was 37.1 percent, compared to 35.0 percent reported last year.

"Our operational excellence in Local Services strengthens Frontier's overall financial position, and more," stated Clayton. "We're leveraging this expertise to create one of the most successful CLEC businesses in the industry."

Local Highlights
----------------
Total access lines increased 2.3 percent to 998,500, as compared to the same quarter in the prior year.

Dial-up Internet customers increased 17 percent in the quarter to over 32,300.

Access minutes increased 3.9 percent over fourth quarter 1996.

Other
-----
Equity earnings from the Company's unconsolidated wireless interests, including Frontier Cellular, the 50/50 joint venture of Frontier and Bell Atlantic, were $4.1 million; a 24.5 percent increase over the $3.3 million reported in the year-ago quarter. Customers increased to 328,500.

Frontier's total capital expenditures for 1997 were $445 million. The company's new fiber optic network accounted for nearly $201 million of the total.

In December 1997, the Company announced that it had increased the quarterly dividend from $0.2175 to $0.2225 per common share. This marked Frontier's 38th consecutive year of dividend increases.

The statements made in this press release, other than historical financial results, may be forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. We believe that our primary risk factors include, but are not limited to: changes in the overall economy; technology; the number and size of competitors in our markets; law and regulatory policy; and the mix of products and services offered in our target markets. Additional information concerning these and other potential important factors can be found within our SEC Filings. You should evaluate any statements in light of these important factors.

Frontier Corporation (NYSE:FRO) is a leading provider of integrated communications services to business customers nationwide. Frontier's state-of-the-art, self-healing nationwide fiber optic network will ensure customers access to virtually unlimited capacity with unsurpassed reliability. The fifth largest telecommunications company in the United States, Frontier also serves nearly one million local access lines across the country. Frontier's integrated communications services -- including long distance, local, wireless, data and Internet -- are available from one source, on one bill, with one point of customer contact.

You can receive a faxed copy of any Frontier Corporation press release dating back to January 1997, free of charge, 24 hours a day. Call
1-800-758-5804, extension 762302. An automated system will provide you with instructions.

Visit Frontier Corporation's home page on the World Wide Web:
http://www.frontiercorp.com
# # # # #

                          FRONTIER CORPORATION
                      Consolidated Statement of Income
                                (Unaudited)


In thousands, except   3 Months Ended December 31,      Change
per share data                    1997      1996    Amount  Percent
-------------------------------------------------------------------
Revenues                      $593,193  $581,072   $12,121     2.1%
Costs and Expenses
Operating expenses             454,220   445,683     8,537     1.9%
Depreciation and amortization   53,208    49,692     3,516     7.1%
Taxes other than income taxes   13,656    12,761       895     7.0%
   Total Costs and Expenses    521,084   508,136    12,948     2.5%
Operating income before
 other charges                  72,109    72,936      (827)   (1.1%)
Other charges (1)               86,784    48,823    37,961    77.8%
Operating Income (Loss)        (14,675)   24,113   (38,788) (160.9%)
Interest expense                12,929     9,552     3,377    35.4%
Other income and expense:
 Equity earnings from
  unconsolidated
  wireless interests             4,070     3,270       800    24.5%
 Interest income                 1,244       660       584    88.5%
 Other income, net               1,545       489     1,056     -
Income (Loss) Before Taxes     (20,745)   18,980   (39,725)    -
Income taxes                    (6,320)    9,160   (15,480) (169.0%)
Consolidated Net Income (Loss) (14,425)    9,820   (24,245)    -
Dividends on preferred stock       255       296       (41)  (13.9%)
Income (Loss) Applicable
 to Common Stock              $(14,680) $  9,524  $(24,204)    -
Dividends declared
 on common stock             $  36,582  $ 35,594  $    988     2.8%
Basic Earnings (Loss)
 Per Common Share            $    (.09) $    .06  $   (.15)    -
Diluted Earnings (Loss)
 Per Common Share            $    (.09) $    .06  $   (.15)    -
===================================================================

(1) Other charge for the three months ended December 31, 1997 is comprised of a restructuring charge and miscellaneous asset impairments. The restructuring component of the charge relates to a workforce reduction program and the divestiture of certain product lines and businesses.
     Other charge for the three months ended December 31, 1996 is comprised of a $28.0 million charge for the curtailment of certain pension plans and a $20.8 million charge primarily associated with unrecoverable product development costs for the conference calling product line.

                         FRONTIER CORPORATION
                    Consolidated Statement of Income

In thousands, except  12 Months Ended December 31,       Change
 per share data                   1997       1996    Amount  Percent
-------------------------------------------------------------------
Revenues                    $2,352,886 $2,575,569 $(222,683)  (8.6%)
Costs and Expenses
Operating expenses           1,798,139  1,896,036   (97,897)  (5.2%)
Depreciation and amortization  206,661    189,946    16,715    8.8%
Taxes other than income taxes   56,234     50,027     6,207   12.4%
  Total Costs and Expenses   2,061,034  2,136,009   (74,975)  (3.5%)
Operating Income Before
 Other Charges                 291,852    439,560  (147,708) (33.6%)
Other charges (1)              183,384     51,676   131,708     -
Operating Income               108,468    387,884  (279,416) (72.0%)
Interest expense                47,576     43,175     4,401   10.2%
Other income and expense:
 Gain on sale of assets (2)     18,765      4,976    13,789     -
 Equity earnings from
  unconsolidated
  wireless interests            12,019      9,011     3,008   33.4%
 Interest income                 3,397      2,344     1,053   44.9%
 Other income (expense), net     3,627       (500)    4,127     -
Income Before Taxes and
 Cumulative Effect of
 Changes in Accounting
 Principles                     98,700    360,540  (261,840) (72.6%)
Income taxes                    44,138    142,596   (98,458) (69.0%)
Income Before Cumulative
 Effect of Changes in
 Accounting Principles          54,562    217,944  (163,382) (75.0%)
Cumulative effect of changes
 in accounting principles (3)     -        (8,018)    8,018  100.0%
Consolidated Net Income         54,562    209,926  (155,364) (74.0%)
Dividends on preferred stock     1,019      1,182      (163) (13.8%)
Income Applicable to
 Common Stock               $   53,543 $  208,744 $(155,201) (74.3%)
Dividends declared
 on common stock            $  143,452 $  140,234 $   3,218    2.3%
Basic Earnings Per Common Share
Income before cumulative
 effect of changes
 in accounting principles  $       .33 $     1.34 $   (1.01) (75.4%)
Cumulative effect of
 changes in accounting
 principles (3)                      -       (.05)      .05  100.0%
Basic Earnings Per
 Common Share             $        .33 $     1.29 $    (.96) (74.4%)
Diluted Earnings
 Per Common Share
Income before cumulative
 effect of changes in
 accounting principles   $         .33 $     1.32 $    (.99) (75.0%)
Cumulative effect of
 changes in accounting
 principles (3)                      -       (.05)      .05  100.0%
Diluted Earnings Per
 Common Share            $         .33 $     1.27 $    (.94) (74.0%)
===================================================================
(1) Other charges for the twelve months ended December 31, 1997 are comprised of a first quarter 1997 write-off of certain leased network costs that were no longer necessary to support long distance traffic volumes ($96.6 million) and a fourth quarter 1997 restructuring charge and miscellaneous asset impairments ($86.8 million). The restructuring charge was announced on October 14, 1997 and relates to a workforce reduction program and the divestiture of certain product lines and businesses. Other charges for the twelve months ended December 31, 1996 include the expenses associated with union contract negotiations at one of the Company's subsidiaries, Frontier Telephone of Rochester, Inc. (formerly Rochester Telephone Corp.) ($2.8 million), a $28.0 million charge for the curtailment of certain pensions and a $20.8 million charge primarily associated with unrecoverable product development costs for the conference calling product line, all of which were recorded in the fourth quarter of 1996.

(2) Gain on sale of assets includes the sale of the Company's 69.5% equity interest in the South Alabama Cellular Communications partnership in the twelve months ended December 31, 1997 and the sale of the Company's minority investment in a Canadian long distance company in the twelve months ended December 31, 1996.

(3) Cumulative effect of changes in accounting principles for the twelve months ended December 31, 1996 relates to the adoption of the accounting pronouncement for the impairment and disposition of long-lived assets for Local Telephone Operations.

                              FRONTIER CORPORATION
                           Business Segment Information
                                   (Unaudited)

                     3 Months Ended December 31,         Change
In thousands of dollars        1997         1996     Amount  Percent
--------------------------------------------------------------------
Long Distance Communications Services
Revenues                 $  412,842   $  408,390  $   4,452     1.1%
Costs and Expenses          400,458      390,267     10,191     2.6%
Operating Income (Loss):
 Operating Income Before
  Other Charges          $   12,384   $   18,123  $  (5,739)  (31.7%)
 Other Charges (1)          (79,256)     (20,823)   (58,433)     -
  Total Operating Income
   (Loss)                $  (66,872)  $   (2,700) $ (64,172)     -
Depreciation and
 Amortization            $   24,186   $   22,283  $    1,903    8.5%
Capital Expenditures     $  156,462   $  103,730  $   52,732   50.8%
Identifiable Assets      $1,301,284   $1,044,173  $  257,111   24.6%
====================================================================
Local Communications Services
Revenues                 $  169,989   $  162,412  $    7,577    4.7%
Costs and Expenses          106,980      105,532       1,448    1.4%
Operating Income:
 Operating Income Before
  Other Charges          $   63,009   $   56,880  $    6,129   10.8%
 Other Charges (1)           (4,174)     (23,100)     18,926   81.9%
  Total Operating Income $   58,835   $   33,780  $   25,055   74.2%
Depreciation and
 Amortization            $   28,100   $   26,300  $    1,800    6.8%
Capital Expenditures     $   39,403   $   34,556  $    4,847   14.0%
Identifiable Assets      $  931,438   $  941,629  $  (10,191)  (1.1%)
=====================================================================
Corporate Operations and Other
Revenues                 $   10,362   $   10,270  $       92     .9%
Costs and Expenses           13,646       12,337       1,309   10.6%
Operating Loss:
 Operating Loss Before
  Other Charges          $   (3,284)  $   (2,067) $   (1,217) (58.9%)
 Other Charges (1)           (3,354)      (4,900)      1,546   31.6%
  Total Operating Loss   $   (6,638)  $   (6,967) $      329    4.7%
Depreciation and
 Amortization            $      922   $    1,109  $     (187) (16.9%)
Capital Expenditures     $    9,229   $    6,159  $    3,070   49.8%
Identifiable Assets      $  242,428   $  235,718  $    6,710    2.8%
====================================================================
Consolidated
Revenues                 $  593,193   $  581,072  $   12,121    2.1%
Costs and Expenses          521,084      508,136      12,948    2.5%
Operating Income (Loss):
 Operating Income Before
  Other Charges          $   72,109   $   72,936  $     (827)  (1.1%)
 Other Charges (1)          (86,784)     (48,823)    (37,961) (77.8%)
  Total Operating
   Income (Loss)         $  (14,675)  $   24,113  $  (38,788)(160.9%)
Depreciation and
 Amortization            $   53,208   $   49,692  $    3,516    7.1%
Capital Expenditures     $  205,094   $  144,445  $   60,649   42.0%
Identifiable Assets      $2,475,150   $2,221,520  $  253,630   11.4%
====================================================================
(1) Other charge for the three months ended December 31, 1997 is comprised of a restructuring charge and miscellaneous asset impairments. The restructuring component of the charge relates to a workforce reduction program and the divestiture of certain product lines and businesses. Other charge for the three months ended December 31, 1996 is comprised of a $28.0 million charge for the curtailment of certain pension plans and a $20.8 million charge primarily associated with unrecoverable product development costs for the conference calling product line.

                            FRONTIER CORPORATION
                        Business Segment Information


                    12 Months Ended December 31,         Change
In thousands of dollars        1997         1996     Amount  Percent
--------------------------------------------------------------------
Long Distance Communications Services
Revenues                 $1,644,577   $1,888,259 $(243,682)  (12.9%)
Costs and Expenses        1,586,832    1,657,601   (70,769)   (4.3%)
Operating Income (Loss):
 Operating Income Before
  Other Charges             $57,745   $  230,658 $(172,913)  (75.0%)
 Other Charges (1)         (175,856)     (20,823) (155,033)     -
  Total Operating
   Income (Loss)         $ (118,111)  $  209,835 $(327,946)     -
Depreciation and
 Amortization            $   92,973   $   83,322 $   9,651    11.6%
Capital Expenditures     $  308,926   $  186,906 $ 122,020    65.3%
Identifiable Assets      $1,301,284   $1,044,173 $ 257,111    24.6%
===================================================================
Local Communications Services
Revenues                 $  667,078   $  643,013 $  24,065     3.7%
Costs and Expenses          424,607      424,522        85      -
Operating Income:
 Operating Income Before
  Other Charges          $  242,471   $  218,491 $  23,980    11.0%
 Other Charges (1)           (4,174)     (25,953)   21,779    83.9%
  Total Operating Income $  238,297   $  192,538 $  45,759    23.8%
Depreciation and
 Amortization            $  110,104   $  102,350 $   7,754     7.6%
Capital Expenditures     $  108,782   $  101,342 $   7,440     7.3%
Identifiable Assets      $  931,438   $  941,629 $ (10,191)   (1.1%)
===================================================================
Corporate Operations and Other
Revenues                 $   41,231   $   44,297 $  (3,066)   (6.9%)
Costs and Expenses           49,595       53,886    (4,291)   (8.0%)
Operating Loss:
 Operating Loss Before
  Other Charges          $   (8,364)  $   (9,589)$   1,225    12.8%
 Other Charges (1)           (3,354)      (4,900)    1,546    31.6%
  Total Operating Loss   $  (11,718)  $  (14,489)$   2,771    19.1%
Depreciation and
 Amortization            $    3,584   $    4,274 $    (690)  (16.1%)
Capital Expenditures     $   27,305   $   22,554 $   4,751    21.1%
Identifiable Assets      $  242,428   $  235,718 $   6,710     2.8%
===================================================================
Consolidated
Revenues                 $2,352,886   $2,575,569 $(222,683)   (8.6%)
Costs and Expenses        2,061,034    2,136,009   (74,975)   (3.5%)
Operating Income:
 Operating Income Before
  Other Charges         $   291,852   $  439,560 $(147,708)  (33.6%)
 Other Charges (1)         (183,384)     (51,676) (131,708)     -
  Total Operating
   Income               $   108,468   $  387,884 $(279,416)  (72.0%)
Depreciation and
 Amortization           $   206,661   $  189,946 $  16,715     8.8%
Capital Expenditures    $   445,013   $  310,802 $ 134,211    43.2%
Identifiable Assets     $ 2,475,150   $2,221,520 $ 253,630    11.4%
===================================================================
(1) Other charges for the three months ended December 31, 1997 are comprised of a first quarter 1997 write-off of certain leased network costs that were no longer necessary to support long distance traffic volumes ($96.6 million) and a fourth quarter 1997 restructuring charge and miscellaneous asset impairments ($86.8 million). The restructuring charge was announced on October 14, 1997 and relates to a workforce reduction program and the divestiture of certain product lines and businesses. Other charges for the three months ended December 31, 1996 include the expenses associated with union contract negotiations at one of the Company's subsidiaries, Frontier Telephone of Rochester, Inc. (formerly Rochester Telephone Corp.) ($2.8 million), a $28.0 million charge for the curtailment of certain pensions and a $20.8 million charge primarily associated with unrecoverable product development costs for the conference calling product line, all of which were recorded in the fourth quarter of 1996.